Exhibit 3.1

CERTIFICATE OF AMENDMENT
to the
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
of
ADITX THERAPEUTICS, INC.

ADITX THERAPEUTICS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Aditx Therapeutics, Inc. The Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on September 28, 2017 and has been amended and restated by the Amended and Restated Certificate of Incorporation filed with the Secretary of State on February 7, 2018, as amended on June 29, 2020 and May 24, 2021 (collectively, the “Certificate of Incorporation”).

SECOND: The Certificate of Incorporation is hereby amended solely to reflect a change in the name of the Corporation by replacing ARTICLE I thereof with the following:

“The name of the corporation is Aditxt, Inc. (the “Corporation”).”

THIRD: The board of directors of the Corporation has adopted a resolution approving and declaring advisable the amendment described herein in accordance with the provisions of Section 242(b)(1) of the General Corporation Law of the State of Delaware.

FOURTH: The amendment described herein has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: This Certificate of Amendment shall become effective on July 6, 2021.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer on this 6th day of July, 2021.

/s/ Amro Albanna
Name: Amro Albanna
Title: Chief Executive Officer